Ingredion Incorporated

5 Westbrook Center

Westchester, IL 60154

United States

EXHIBIT 10.31

January 11, 2018

Elizabeth Adefioye

[Address Redacted]

Dear Elizabeth:

On behalf of Ingredion Inc., (“Company”), we are pleased to offer you the position of Senior Vice President and Chief Human Resources Officer reporting to the Chief Executive Officer with an effective date of March 1, 2018 (“Effective Date”).   The following compensation and benefits are being offered should you choose to accept this position:

•

Base Salary:  You will receive a base salary (gross) at an annual rate of $410,000 in accordance with Ingredion’s US payroll procedures, which currently provide for semi-monthly payments,  on the 15th and the last day of the month.  Your base salary includes compensation for all time worked, as well as appropriate consideration for Company holidays and other time off.  Your base salary will be considered for adjustment as part of our normal year-end performance management and compensation process.  Your next salary review and adjustment will be in February 2019.  Your position is grade level  O and is exempt.

•	Short-Term Incentive: Your Annual Incentive Plan target eligibility will be increased to 65%.
•

Long-term Incentive:  Based on the level of this position, you will continue to be eligible to participate in Ingredion's Stock Incentive Plan. All awards granted as an eligible participant of this program are based on performance.

•	US Benefit Package:
o	You will continue to participate in the Company’s US-based Retirement Savings Plan for Salaried Employees (401k).
o	You will continue to be eligible to participate in the U.S. medical, dental, life insurance and disability programs. Any employee premiums due will be deducted directly from your salary.
o	In addition, you will continue to follow the US vacation policy. You will be eligible for 4 weeks of vacation and two floating holidays per year.
•	Executive Perquisites:
o	Company car allowance of $15,000 per annum will be paid through U.S. payroll.
o	You will be eligible for a financial advisory perquisite reimbursement of up to $5,500 and an annual executive physical.
o	You will continue to be eligible for the Ingredion Incorporated Supplemental Executive Retirement Plan (“SERP”). The SERP offers pretax deferrals of up to 20% of your salary and up to 75% of your bonus, and it restores savings and employer matching contributions which would otherwise be lost due to IRS limits.

•	Stock Ownership Requirements
o	You are now subject to a stock ownership requirement of three-times-base-salary and have five years to achieve this level.
o

Share ownership for this purpose includes direct and indirect ownership of common stock, including restricted stock and shares held through the Ingredion 401(k) plan, RSUs and phantom stock units held in the SERP. Stock options and unvested performance shares are not included in ownership for this purpose.

o

Please note that unless or until the ownership requirement has been achieved, you are not permitted to sell shares of common stock other than to fund the payment of the exercise price of options or to fund the payment of taxes upon the exercise of options or vesting of restricted stock units (“RSUs”) or shares of restricted stock.

•	Confidentiality and Intellectual Property Rights and Non-Competition Agreements
o

The terms and conditions of this offer remain contingent upon your agreement to the Restrictive Covenants contained in the form of Executive Severance Agreement provided by the Company, the terms and conditions of which shall be deemed incorporated herein by reference, but which shall survive termination of your employment in accordance with its terms.

o

This letter of agreement and the Executive Severance Agreement shall constitute the entire agreement and understanding with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written.

Nothing stated in this letter nor in any of our prior communications constitutes, or may be construed as, a commitment to, or contract of or for, employment for any specific duration.  Your employment with the Company will be “at will,” which means you may leave the Company, or the Company may require you to leave its employ, for any reason, at any time, except as otherwise provided by law.  This at-will relationship will remain in effect throughout your employment with the Company and any of its successors, affiliates or related entities, unless it is modified by a specific, express, written employment contract which is signed by you and an authorized executive of the Company.

Please indicate your acceptance by returning a signed copy of this letter to me at your earliest convenience.

Sincerely,

/s/ James P. Zallie

James P. Zallie

President and Chief Executive Officer

I accept the terms and conditions set forth in this letter.

Signature: /s/ Elizabeth Adefioye_________________________ Date: _1/16/18__________

               Elizabeth Adefioye